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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Dime Bancorp, Inc.:



We consent to the use of our report dated January 19, 2001, incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Washington Mutual Inc., relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000 which report appears in the Dime Bancorp, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2000, and to the reference to our Firm under the heading "Experts" in the Registration Statement.


                                          /s/ KPMG LLP


New York, New York
October 10, 2001